Exhibit 99.1

Tenet Healthcare Corporation Completes United Surgical Partners

International and Aspen Healthcare Transactions

DALLAS – June 16, 2015 – Tenet Healthcare Corporation (NYSE: THC) (“Tenet”) has completed its previously announced joint venture transaction with Welsh, Carson, Anderson & Stowe that combines the short-stay surgery and imaging center assets of Tenet and United Surgical Partners International (“USPI”) to create the leading U.S. short-stay surgery platform.

“This joint venture significantly expands our ability to benefit from the growing demand for convenient, cost-efficient outpatient care and enhances our growth and earnings potential,” said Trevor Fetter, Tenet’s chairman and chief executive officer. “The new USPI is the largest provider of ambulatory surgery in the United States and the leading partner for physicians and not-for-profit health systems seeking to expand their ambulatory service offerings. We look forward to collaborating with USPI’s outstanding management team to capitalize on the strategic and financial benefits of this joint venture, and working with USPI’s 50 not-for-profit health system partners to provide patients across the country with high-quality care.”

As contemplated in the original agreement announced on March 23, 2015, Tenet contributed its interest in 49 ambulatory surgery centers and 20 imaging centers to the joint venture and refinanced approximately $1.5 billion of existing USPI debt, which will be allocated to the joint venture through an intercompany loan. Tenet also made an approximately $404 million payment to pre-existing USPI shareholders to align the respective valuations of the assets contributed to the joint venture. Tenet owns 50.1% of the new USPI and will consolidate USPI’s financial results. Welsh Carson and the other existing shareholders in USPI own the remaining 49.9%. A pre-determined put-call structure provides a path to full ownership of USPI by Tenet over the next five years. Bill Wilcox will continue to lead USPI as chief executive officer and Brett Brodnax, president and chief development officer of USPI, will lead the company’s strategy and growth efforts. Kyle Burtnett, senior vice president for outpatient services at Tenet, will join USPI as president of ambulatory services and take on the additional role of chief integration officer for the new venture.

Following the combination, the new USPI now has more scale through its operation of 249 ambulatory surgery centers, 18 short-stay surgical hospitals and 20 imaging centers in 29 states, and is well-positioned to benefit from the growing demand for high quality and high value ambulatory solutions. The company will maintain the USPI brand, as well as USPI’s innovative three-way partnership model with physicians and leading not-for-profit health systems.

Tenet Completes Acquisition of Aspen Healthcare

Tenet also completed its acquisition of Aspen Healthcare Ltd. from Welsh Carson for approximately $214 million. Aspen is a strong, growing network of nine well-capitalized private hospitals and clinics in the United Kingdom. Led by a well-established management team, Aspen gives Tenet a foothold in the attractive market for private healthcare services in the U.K.

Revised Outlook for 2015 to be Provided on August 3

Tenet plans to report its results for the second quarter ended June 30, 2015 after the market close on Monday, August 3, 2015 and will host a conference call on the morning of Tuesday, August 4, 2015. The company intends to incorporate the transactions with USPI and Aspen into its Outlook for 2015 at that time.

About Tenet

Tenet Healthcare Corporation is a diversified healthcare services company with more than 125,000 employees united around a common mission: to help people live happier, healthier lives. Through its subsidiaries, partnerships and joint ventures, including United Surgical Partners International (USPI), the company operates 80 general acute care hospitals, 18 short-stay surgical hospitals and over 400 outpatient centers in the United States, as well as nine facilities in the United Kingdom. Tenet’s Conifer Health Solutions subsidiary provides technology-enabled performance improvement and health management solutions to hospitals, health systems, integrated delivery networks (IDN), physician groups, self-insured organizations and health plans. Tenet also operates six health plans. For more information, please visit www.tenethealth.com.

The terms “THC”, “Tenet Healthcare Corporation”, “the company”, “we”, “us” or “our” refer to Tenet Healthcare Corporation or one or more of its subsidiaries or affiliates as applicable.

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Corporate Communications Donn Walker 469-893-2640 mediarelations@tenethealth.com	Investor Relations Brendan Strong 469-893-2387 investorrelations@tenethealth.com

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